Exhibit 10.1

QUIDEL CORPORATION

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of June 24, 2005 and entered into by and among QUIDEL CORPORATION, a Delaware corporation (“Borrower”), the financial institutions listed on the signature pages hereof (“Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent for Lenders (in such capacity, “Agent”), and, for purposes of Section 5 hereof, each of the Guarantors listed on the signature pages hereof (“Guarantors”), and is made with reference to that certain Credit Agreement dated as of January 31, 2005, as amended to the date hereof by that certain Limited Waiver of Credit Agreement dated as of May 10, 2005 (as so amended, the “Credit Agreement”), by and among Borrower, Lenders and Agent.  Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

WHEREAS, Borrower and Lenders desire to amend the Credit Agreement as set forth below;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.                                          AMENDMENTS TO THE CREDIT AGREEMENT

1.1                               Amendments to Section 1.1:  Definitions

A.                                    Definition of “EBITDA” is hereby amended by adding the following proviso at the end thereof:

“; provided further, that EBITDA for the quarter ended March 31, 2005 only shall be increased (to the extent not already included therein) by up to $17,000,000 of litigation settlement expenses actually paid to Inverness”

B.                                    Definition of “Material Adverse Effect” is hereby amended to read in full as follows:

““Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business operations, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.”

C.                                    Definition of “Specified Event” is hereby deleted in its entirety.

1.2                               Amendments to Article V:  Representations and Warranties

A.                                    Section 5.5(c) of the Credit Agreement is hereby amended to read in full as follows:

“(c)                            Other than the filing and entry into the settlement agreement with Inverness Medical Innovations, Inc. (“Inverness”) with the respect to the settlement of the lawsuits between Inverness and Inverness’ affiliates as described in item number 1 in Schedule 5.6, since December 31, 2003, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.”

B.                                    Article V of the Credit Agreement is hereby amended by adding the following new Section 5.19 at the end thereof:

“5.19                  Settlement Agreement.  Borrower has entered into a settlement agreement with Inverness with respect to the settlement of those lawsuits between Borrower and Inverness and Inverness’ affiliates (which does not include the litigation between Borrower and Armkel LLC, currently known as Church & Dwight) as described in item number 1 of Schedule  5.6, which settlement agreement is attached to the Form  8-K filed by Borrower with the Securities and Exchange Commission on May 3, 2005, and which settlement agreement constitutes the only settlement agreement, as of the date hereof, relating to the litigation described in Schedule 5.6.  To the best of Borrower’s knowledge, as of June 24, 2005 such litigation between Borrower and Armkel LLC could not reasonably be expected to have a Material Adverse Effect.”

1.3                               Amendments to Article VI:  Affirmative Covenants

A.                                    Section 6.2(b) of the Credit Agreement is hereby amended to read in full as follows:

“(b)                           concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower;”

B.                                    Section 6.3 of the Credit Agreement is hereby amended by deleting paragraph (c) and redesignating paragraphs (d) and (e) as paragraphs (c) and (d), respectively.

C.                                    Section 6.12(a) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

“Net Worth.  Maintain on a consolidated basis Net Worth equal to at least the sum of the following:

(i)                                     Sixty Seven Million Five Hundred Thousand Dollars ($67,500,000); plus

(ii)                                  the sum of 50% of net income after income taxes (without subtracting losses) earned in each fiscal year ending after December 31, 2004 (but, in the case of the fiscal year ending on December 31, 2005 only, 50% of net income after income taxes for the period starting on April 1, 2005 and ending on December 31, 2005); plus

(iii)                               the sum of 75% of the net proceeds from any equity securities issued after the date of this Agreement and on or before the last day of the most recently ended fiscal quarter; minus

(iv) up to $10,000,000 in Restricted Payments made in cash in fiscal year ending December 31, 2005 to the extent allowed by Section 7.6(d)(i).”

D.                                    Section 6.12(b) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

“Funded Debt to EBITDA Ratio.  Maintain on a consolidated basis a Funded Debt to EBITDA Ratio not exceeding the ratios indicated for each period specified below:

Fiscal quarter ending on	Ratios
December 31, 2004	3.50:1.00
March 31, 2005	3.50:1.00
June 30, 2005	3.50:1.00
September 30, 2005	3.50:1.00
December 31, 2005	2.25:1.00
March 31, 2006	2.25:1.00
June 30, 2006	2.25:1.00
September 30, 2006	2.25:1.00
December 31, 2006 and each fiscal quarter thereafter	2.00:1.00

This ratio will be calculated at the end of each reporting period for which this Agreement requires Borrower to deliver financial statements, using the results of the four-fiscal quarter period ending with that reporting period.  Notwithstanding the foregoing, if the Borrower issues Subordinated Indebtedness on terms and conditions acceptable to Agent and the Required Lenders in their sole discretion in accordance with Section 7.3(e), (i) Borrower shall maintain on a consolidated basis a Senior Debt to EBITDA Ratio not exceeding 2.00:1.00 for all periods thereafter and (ii) Borrower shall maintain on a consolidated basis a Funded Debt to EBITDA Ratio not exceeding the ratios indicated for each period specified below occurring after such issuance (in lieu of the ratios specified above):

Fiscal quarter ending on	Ratios
December 31, 2004	3.50:1.00
March 31, 2005	3.25:1.00
June 30, 2005	3.25:1.00
September 30, 2005	3.25:1.00
December 31, 2005	3.00:1.00
March 31, 2006 and each fiscal quarter thereafter	3.00:1.00”

E.                                      Section 6.12(d) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

“Minimum EBITDA.

(i)                                     As of the last date of each period set forth below, maintain EBITDA for such period in an amount in excess of the amount set forth below for the period set forth below:

Trailing 4 Quarter period Ending On	Minimum EBITDA
March 31, 2005	$8,000,000
June 30, 2005	$8,000,000
September 30, 2005	$10,000,000
December 31, 2005	$10,000,000
March 31, 2006	$10,000,000
June 30, 2006	$13,000,000
September 30, 2006	$13,000,000
December 31, 2006	$15,000,000
March 31, 2007	$15,000,000
June 30, 2007	$15,000,000
September 30, 2007	$15,000,000
December 31, 2007 and each fiscal quarter end occurring thereafter	$20,000,000

(ii)                                  Commencing with December 31, 2007 and as of December 31 for each fiscal year thereafter, maintain EBITDA for the fiscal year ending on such date (the “Applicable Fiscal Year”) to be not less than the sum (without duplication) of (x) 80% of EBITDA for the immediately preceding fiscal year (without giving effect to any Permitted Acquisition consummated during the Applicable Fiscal Year) plus (ii) 75% of EBITDA for the Applicable Fiscal Year of Persons acquired pursuant to a Permitted Acquisition during the Applicable Fiscal Year as set forth on the audited financial statements of such Persons for such period.”

1.4                               Amendment to Article VII: Negative Covenants

Section 7.6 of the Credit Agreement is hereby amended by (1) deleting the word “and” appearing at the end of paragraph (b) thereof, (2) deleting the period appearing at the end of paragraph (c) thereof and substituting in lieu thereof “; and”, and (3) adding the following new paragraph (d):

“(d) so long as no Default or Event of Default shall have occurred and is continuing or shall be caused thereby, Borrower may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests for cash consideration not exceeding (i) $10,000,000 during the fiscal year ending December 31, 2005 and (ii) $25,000,000 in the aggregate during the period beginning on January 1, 2005 and ending on December 31, 2007 (including any amount described in clause (i) above).”

1.5                               Amendment to Article VIII: Events of Default and Remedies

A.                                    Section 8.1(h) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

“(h)                           Judgments.  There is entered against Borrower or any Subsidiary (i) a judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or”

B.                                    Section 8.1(l) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

“(l)                               Material Adverse Effect.  There occurs any event or circumstance that has a Material Adverse Effect; or”

Section 2.                                          CONDITIONS TO EFFECTIVENESS

Section 1 of this Amendment shall become effective only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “First Amendment Effective Date”):

A.                                    On or before the First Amendment Effective Date, Borrower shall deliver to Lenders (or to Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following, each, unless otherwise noted, dated the First Amendment Effective Date:

(i)                                     A good standing certificate of Borrower from the Secretary of State of the State of Delaware, dated a recent date prior to the First Amendment Effective Date;

(ii)                                  A certificate, dated as of the First Amendment Effective Date, of its corporate secretary or an assistant secretary of Borrower, certifying that there have been no changes in its Certificate of Incorporation and its Bylaws from the form of Certificate of Incorporation and Bylaws previously delivered to Lenders;

(iii)                               Resolutions of its Board of Directors approving and authorizing the execution, delivery, and performance of this Amendment, certified as of the First Amendment Effective Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

(iv)                              Signature and incumbency certificates of its officers executing this Amendment; and

(v)                                 Executed copies of this Amendment executed by Borrower and each Guarantor.

B.                                    Lenders shall have received an amendment fee equal to $10,000.

C.                                    On or before the First Amendment Effective Date, Borrower shall pay to counsel to Agent all outstanding Attorney Costs owing to counsel to Agent (including Attorney Costs incurred in connection with this Amendment).

D.                                    On or before the First Amendment Effective Date, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Agent and such counsel, and Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Agent may reasonably request.

Section 3.                                          BORROWER’S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, Borrower represents and warrants to each Lender that the following statements are true, correct and complete:

A.                                    Corporate Power and Authority.  Each Loan Party has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the “Amended Agreement”) and the other Loan Documents.

B.                                    Authorization of Agreements.  The execution and delivery of this Amendment and the performance of the Amended Agreement have been duly authorized by all necessary corporate action on the part of each Loan Party.

C.                                    No Conflict.  The execution and delivery by each Loan Party of this Amendment and the performance by such Loan Party of the Amended Agreement and the other Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to such Loan Party or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws of such Loan Party or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on such Loan Party or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Loan Party or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Loan Party or any of its Subsidiaries (other than Liens created under any of the Loan

Documents in favor of Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of such Loan Party or any of its Subsidiaries.

D.                                    Governmental Consents.  The execution and delivery by Borrower and Guarantors of this Amendment and the performance by Borrower and Guarantors of the Amended Agreement and the other Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

E.                                      Binding Obligation.  This Amendment has been duly executed and delivered by each Loan Party and this Amendment and the Amended Agreement are the legally valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

F.                                      Incorporation of Representations and Warranties From Credit Agreement.  The representations and warranties contained in Section 5 of the Credit Agreement are and will be true, correct and complete in all material respects on and as of the First Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

G.                                    Absence of Default.  No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute a Default or an Event of Default.

Section 4.                                          MISCELLANEOUS

A.                                    Reference to and Effect on the Credit Agreement and the Other Loan Documents.

(i)                                           On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Agreement.

(ii)                                        Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii)                                     The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Agent or any Lender under, the Credit Agreement or any of the other Loan Documents.

B.                                    Fees and Expenses. Borrower acknowledges that all costs, fees and expenses as described in Section 10.4 of the Credit Agreement incurred by Agent and its counsel with respect to this Amendment and the documents and transactions contemplated hereby shall be for the account of Borrower.

C.                                    Headings.  Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

D.                                    Applicable Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (INCLUDING WITHOUT LIMITATION SECTION 1646.5 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

E.                                      Counterparts; Effectiveness.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Amendment (other than the provisions of Section 1 hereof, the effectiveness of which is governed by Section 2 hereof) shall become effective upon the execution of a counterpart hereof by Borrower and Required Lenders and receipt by Borrower and Agent of written or telephonic notification of such execution and authorization of delivery thereof.

Section 5.                                          ACKNOWLEDGEMENT AND CONSENT BY GUARANTORS

Each Guarantor hereby acknowledges that it has read this Amendment and consents to the terms thereof, and hereby confirms and agrees that, notwithstanding the effectiveness of this Amendment, the obligations of each Guarantor under its applicable Guaranty and the Collateral Documents shall not be impaired or affected and the applicable Guaranty and the Collateral Documents are, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects.  Each Guarantor further agrees that nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendment to the Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:
QUIDEL CORPORATION
By:	/s/ Paul E. Landers
Title: SVP/CFO
Name: Paul E. Landers

GUARANTORS:

PACIFIC BIOTECH, INC.

By:	/s/ Paul E. Landers
Title: Secretary and Treasurer
Name: Paul E. Landers

METRA BIOSYSTEMS, INC.

By:	/s/ Paul E. Landers
Title: Secretary and Treasurer
Name: Paul E. Landers

OSTEO SCIENCES CORPORATION

By:	/s/ Paul E. Landers
Title: Secretary and Treasurer
Name: Paul E. Landers

LITMUS CONCEPTS, INC.

By:	/s/ Paul E. Landers
Title: Secretary and Treasurer
Name: Paul E. Landers

[Signature Page to First Amendment]

BANK OF AMERICA, N.A., as Agent

By:	/s/ John Prochaska
Title: Senior Vice President
Name: John Prochaska

[Signature Page to First Amendment]

BANK OF AMERICA, N.A., as Lender

By:	/s/ John Prochaska
Title: Senior Vice President
Name: John Prochaska

[Signature Page to First Amendment]